Exhibit 24.2

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Alfred M. Rankin, Jr., Charles A. Bittenbender, Dennis W. LaBarre, Kenneth C. Schilling, Suzanne S. Taylor and Thomas C. Daniels, and each of them, as true and lawful attorneys with full power of substitution or resubstitution, for and in the name, place and stead in any such capacity of the undersigned, to sign and file with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”) one or more Registration Statement(s) on Form S-4 relating to the registration for exchange of Class A Common Stock, $0.01 par value per share, of Hyster-Yale Materials Handling, Inc., with any and all amendments, supplements and exhibits thereto, including pre-effective and post-effective amendments or supplements or any additional registration statement filed pursuant to Rule 462 promulgated under the Securities Act, to sign and file any and all applications and other documents to be filed with the Commission, with any and all amendments, supplements and exhibits thereto with full power and authority to do and perform any and all acts and things whatsoever required, necessary, advisable or appropriate to be done in the premises, hereby ratifying and approving the acts of such attorneys, and any of them, and any such substitute.

Executed as of the 28th day of Oct 2013.

Alfred M. Rankin, Jr. Chairman, President and Chief Executive Officer (principal executive officer)	Dennis W. LaBarre Director

Kenneth C. Schilling Vice President and Chief Financial Officer (principal financial and accounting officer)	Claiborne R. Rankin Director

J.C. Butler, Jr. Director	Michael E. Shannon Director

Carolyn Corvi Director	Britton T. Taplin Director

/s/ John P. Jumper
John P. Jumper Director	Eugene Wong Director